EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-43550) of Newtek Capital, Inc. of our report dated July 26, 2002 relating to the consolidated financial statements of Comcap Holdings Corp. and subsidiaries, which appear in Newtek Capital, Inc.’s Current Report on Form 8-K dated October 2, 2002.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

New York, New York
October 23, 2002